Exhibit 5.1

[LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

January 28, 2005

Cardiac Science, Inc.
1900 Main Street, Suite 700
Irvine, CA 92614

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, to be filed by Cardiac Science, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (as may be amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 5,696,046 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”), and 2,499,710 shares of Common Stock of the Company issuable upon exercise of warrants (collectively, the “Securities”). The Securities may be sold from time to time for the account of the selling stockholders as set forth in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as amended to date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, assuming that full consideration for the Securities has been received by the Company, and subject to compliance with applicable state securities laws, it is our opinion that the Securities, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH